Exhibit 99.2

CRESCENT FINANCIAL CORPORATION APPROVED FOR LISTING ON THE NASDAQ NATIONAL MARKET

CARY, N.C., October 7, 2005 – Crescent Financial Corporation (“Crescent”) (Nasdaq: CRFN), the holding company for Crescent State Bank, today announced that its common stock has been approved for listing on the Nasdaq National Market. The Company expects the move of its common stock from the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) to the Nasdaq National Market to be effective at the open of trading on October 10, 2005. Crescent’s common stock will continue to trade under its current symbol “CRFN” following the move to the Nasdaq National Market.

Crescent Financial Corporation is the holding company for Crescent State Bank, a North Carolina-chartered community bank which opened in December 1998 to cater to the financial needs of the communities it serves. As of June 30, 2005, Crescent State Bank had total assets of approximately $393 million, deposits of approximately $323 million, and loans of approximately $301 million with nine full service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, and Pinehurst, North Carolina. Investors can access additional information through the Bank’s website at www.crescentstatebank.com.

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.

Contact:

    Michael G. Carlton, President and Chief Executive Officer

    Crescent Financial Corporation

    (919) 460-7770

    mcarlton@crescentstatebank.com

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